Exhibit 23.3

                         CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in this Amendment No. 1 to the registration statement on Form S-3 (Registration No. 333-14083) and the related Prospectus of United Waste Systems, Inc., relating to the registration of 108,872 shares of United Waste Systems, Inc. common stock of our report dated July 7, 1995 except for the first paragraph of Note 1 as to which the date is September 19, 1995, and the last paragraph of
Note 5 as to which the date is July 25, 1995, on our audit of the combined financial statements of PRM Acquired Companies as of March 31, 1995 and 1994 and for the years then ended, which report is included in United Waste Systems, Inc's Report on Form 8-K/A Amendment No. 1 to Form 8-K dated September 19, 1995 (Filed on October 4, 1995). We also consent to the reference to our firm under the caption "Experts".



Coopers & Lybrand L.L.P.

Springfield, Massachusetts
November 7,1996